Numerex Corp. Contact:
Alan Catherall
770 485-2527

Investor Relations Contact:
Brett Maas
646 536-7331

Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

NUMEREX REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

63% rise in wireless M2M connections drive 55% year- over- year network revenue growth

ATLANTA, May 6, 2008 - Numerex Corp. (NASDAQ: NMRX), a leading provider of full-service, highly secure machine-to-machine (M2M) network services and solutions, today announced financial results for the first quarter of 2008 reporting a net loss of $218,000, or $0.02 per basic and diluted share. This compares to net earnings of $427,000 or $0.03 per basic and diluted share for the comparable period in 2007. Net earnings for the first quarter of 2008 excluding non-cash stock based compensation (“non-GAAP” earnings) was $75,000 compared to $600,000 for the same quarter in 2007 using the equivalent non-GAAP earnings measurement. Basic and diluted earnings per share using non-GAAP earnings would have been $0.01 for the first quarter of 2008. All non-GAAP information is reconciled in the Non-GAAP Condensed Consolidated Statement of Operations table attached.

Net revenues in the first quarter of 2008 were $20.5 million compared to $14.2 million reported for the same quarter last year, representing 44% year-over-year growth. This strong revenue performance was attributable to the Company’s core M2M business, which generated $19.6 million compared to $12.9 million for the first quarter of 2007, representing an increase of 52%. The Company’s wireless security division generated better than expected results driven primarily by the continued robust activity surrounding a major transition from analog to digital technology.   The M2M Networks and Technology Group also generated better than expected network connections for the quarter, a direct result of increased demand for its network services and radio modules. Wireless M2M comprised over 95% of the Company’s total revenues for the quarter with the balance of the Company’s total revenues derived from its Digital Multimedia and Networking Group.

Key financial results for the first quarter of 2008 and 2007 are as follows:

	Three Months Ended
	March 31,
	2008	2007
Revenues (millions)	$20.5	$14.2
Non-GAAP earnings (millions)	$0.1	$0.6
Non-GAAP EPS	$0.01	$0.05
Net earnings (loss) (millions)	$(0.22)	$0.43
Net EPS	$(0.02)	$0.03

“Our M2M business continues to experience strong organic growth across the board,” said Stratton Nicolaides, Numerex chairperson and CEO.  “We are particularly pleased with the performance of our Network and Technology Group which, year-over-year, generated 55% growth in network revenue and 63% growth in connections. We view these two metrics as the cornerstone of our business model and our performance during the quarter exceeded expectations. We faced two noteworthy challenges during the quarter which were the continued analog to digital transition, which went better than expected, and our satellite division’s adapting its solutions to the enterprise markets. What is particularly impressive is that less than two years ago, we only had a handful of digital network connections with the overwhelming bulk of our wireless M2M service revenues generated by customers who used our analog networks. Today, we have now achieved a complete reversal while doubling our connection base to over 500,000 digital connections. We expect the growth trends in network connections and related network services will continue throughout the year.”

While the Company’s organic M2M business exhibited strong results, the loss for the first quarter of 2008 is primarily attributable to the recently acquired satellite solutions business, which recorded a pre-tax loss of over $750,000. Although existing opportunities in the government and emergency services sectors have improved, transitioning the satellite solutions business to enterprise markets has taken longer than expected. The Company is in the process of analyzing a re-alignment of products, markets and distribution channels, and evaluating the division’s management in order to improve execution to bring performance back into line with expectations. As a result of these anticipated actions and the recognition of deferred revenue in later quarters of the year, the first quarter 2008 satellite solutions loss is not expected to be indicative of the results for the full year.
-continued-
Gross margins for the first quarter of 2008 were 31.6% percent compared to 37.9% for the comparable period in 2007 and 35.1% for the fourth quarter of 2007.  The year-over-year decline in gross margins is due to the adoption of a revised pricing model in the wireless security unit to secure network connections and long term recurring revenues at the expense of short term hardware margins. As a result, hardware margins declined to less than 11% in the first quarter of 2008 from 18% in the same quarter last year. The sequential quarterly decline in gross margins results from the expected proportional increase in hardware revenues, which has a lower overall gross margin as a percentage of total revenues.

Operating expenses were $6.4 million for the current quarter compared to $4.5 million during the first quarter of 2007 and $6.2 million for the fourth quarter of 2007. Operating expenses increased year-over-year primarily due to both the acquisition of the satellite business as well as increases in head count and marketing costs. The satellite M2M unit operating expenses were $1.2 million the first quarter of 2008, which include legal fees associated with an action filed by the division’s former manager, more fully described in the Company’s SEC filings. Organic operating expenses increased by $651,000 when comparing the first quarter of 2008 with the same quarter last year. Six of the seven net new hires during this quarter were sales or marketing employees and part of the increase reflects higher salary and commission payments. In addition, the Company finished a complete re-branding and promotional exercise in the first quarter of 2008 resulting in additional marketing expenses. Finally, in accordance with Financial Accounting Standard No. 123, the Company recorded non-cash stock option compensation costs of $293, 000 in the first quarter of 2008 compared to $173,000 in the same quarter in 2007.

Excluding the satellite M2M unit, operating expenses for the first quarter of 2008 were almost $200,000 lower than the fourth quarter of 2007.  These savings primarily resulted from lower Sarbanes-Oxley and tax compliance costs partially offset by higher marketing expenses. Satellite M2M unit operating expenses increased $459,000 compared to the prior sequential quarter mainly driven by higher than expected legal expenses.

The Company’s balance sheet remains strong with $6.8 million in cash and $17.9 million in working capital. The current ratio as of March 31, 2008 was 1.9 to 1. Shareholder’s equity increased to $48.7 million compared to $46.9 as of December 31, 2007.

Mr. Nicolaides concluded, “We will continue to trade off hardware margin in our quest to increase our network connections and related recurring service revenue. Currently, in spite of a difficult economy, we see a strong pipeline of business that we expect will translate into continued future growth. As a result, we continue to support our initial wireless M2M revenue growth guidance of 30 to 40 percent for the full year.”

Conference Call and Web cast Information
Numerex will conduct a conference call on May 6th at 11:00 A.M., Eastern Daylight Time, accessible by calling (866) 548-2699 in the U.S. and Canada, or (904) 596-2360 for international. A live web cast of the call will also be available via Numerex web site at http://www.numerex.com, under the Investor Relations section. A replay of the conference call will be available on Numerex web site beginning two hours after the call.

About Numerex
Numerex Corp. (NASDAQ: NMRX) offers the broadest choice of secure machine-to-machine (M2M) network services and solutions. Numerex delivers a depth of expertise and excellence through its M2M service platforms - Networx, Techworx, and Flexworx - that leading companies choose to power their M2M solutions. Numerex is the first M2M Company in North American to carry ISO/IEC 27001:2005 certification – ISO’s highest information security benchmark to ensure data integrity and security. The Company offers its M2M products and services through a variety brands including Uplink and Orbit One. Numerex is headquartered in Atlanta, Georgia. For additional information, visit http://www.numerex.com

This press release contains, and other statements may contain, forward-looking statements with respect to Numerex future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding growth trends and activities in the wireless data business. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "assume," "strategy," "plan," "outlook," "outcome," "continue," "remain," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions.  Numerex cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements.  Actual results could differ materially from those anticipated in these forward-looking statements and future results could differ materially from historical performance.

The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: our inability to reposition our platform to capture greater recurring service revenues, difficulties associated with integrating Orbit One’s business, the risks that a substantial portion of Orbit One's revenues are derived from government contracts that may be terminated by the government at any time, variations in quarterly operating results, delays in the development, introduction, integration and marketing of new wireless services; customer acceptance of services; economic conditions; changes in financial and capital markets; the inability to attain revenue and earnings growth in our wireless data business; changes in interest rates; inflation; the introduction, withdrawal, success and timing of business initiatives and strategies; competitive conditions; the inability to realize revenue enhancements; and extent and timing of technological changes. Numerex SEC reports identify additional factors that can affect forward-looking statements.

Numerex Corp.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)
	Three Months Ended
	March 31,
	2008	2007	Change	% Change
Net sales:
Hardware	$13,624	$9,274	$4,350	47%
Service	6,832	4,911	1,921	39%
Total net sales	20,456	14,185	6,271	44%
Cost of hardware sales	12,162	7,609	4,553	60%
Cost of services	1,839	1,204	615	50%
Gross Profit	6,455	5,372	1,103	21%
	31.6%	37.9%
Selling, general, and administrative expenses	5,015	3,613	1,402	39%
Research and development expenses	530	288	242	84%
Bad Debt Expense	138	86	52	60%
Depreciation and amortization	751	489	282	60%
Operating earnings	21	896	(875)	-98%
Interest expense	(403)	(146)	(257)	nm
Other income	(2)	(9)	7	nm
Earnings (loss) before tax	(384)	741	(1,125)	nm
Provision (benefit) for income tax	(166)	314	(480)	nm
Net earnings (loss)	$(218)	$427	$(645)	-151%

Basic earnings per common share	$(0.02)	$0.03
Diluted earnings per common share	$(0.02)	$0.03
Number of shares used in per share calculation
Basic	13,725	13,006
Diluted	13,725	13,608

Numerex Corp.
Supplemental Sales Information
(in thousands) (Unaudited)
	Three Months Ended
	March 31,
Net Sales:	2008	2007	Change
Wireless Data Communications
Hardware	$13,421	$8,913	$4,508
Service	6,133	3,956	2,177
Subtotal	19,554	12,869	6,685
Digital Multimedia, Networking and Wireline Security
Hardware	202	361	(159)
Service	700	955	(255)
Subtotal	902	1,316	(414)
Total
Hardware	13,623	9,274	4,349
Service	6,833	4,911	1,921
Total net sales	20,456	14,185	6,271

Numerex Corp.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)
	Three Months Ended			Three Months Ended
	March 31, 2008			March 31, 2007
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments	Results	Results	Adjustments	Results
Net sales:
Hardware	$13,624		$13,624	$9,274		$9,274
Service	6,832		6,832	4,911		4,911
Total net sales	20,456		20,456	14,185		14,185
Cost of hardware sales	12,162		12,162	7,609		7,609
Cost of services	1,839		1,839	1,204		1,203
Gross Profit	6,455	-	6,455	5,372	-	5,373
	31.6%		31.6%	37.9%		37.9%
Selling, general, and administrative expenses	5,015	(293)	4,722	3,613	(173)	3,440
Research and development expenses	530		530	288		288
Bad debt expense	138		138	86		86
Earnings before interest, depreciation and amortization	772	293	1,065	1,385	173	1,559
Depreciation and amortization	751		751	489		490
Operating earnings	21	293	314	896	173	1,069
Interest expense	(403)		(403)	(146)		(146)
Other income	(2)		(2)	(9)		(9)
Earnings (loss) before income tax	(384)	293	(91)	741	173	914
Provision (benefit) for income tax	(166)		(166)	314		314
Net earnings (loss)	$(218)	$293	$75	$427	$173	$600

Basic earnings (loss) per common share	$(0.02)		$0.01	$0.03		$0.05
Diluted earnings (loss) per common share	$(0.02)		$0.01	$0.03		$0.04
Number of shares used in per share calculation
Basic	13,725		13,725	13,006		13,006
Diluted	13,725		13,725	13,608		13,608

(a)  These Unaudited non-GAAP Consolidated Statements of Operations are for informational purposes only and are not presented in accordance with GAAP.  The adjustments necessary to provide a direct reconciliation of the non-GAAP to the GAAP Statement of Operations exclude stock option expense.

NUMEREX CORP.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except share information)
	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,788	$7,425
Accounts receivable, less allowance for doubtful accounts of $1,239 at March 31, 2008 and $1,282 at December 31, 2007:	17,158	16,396
Inventory	10,406	10,059
Prepaid expenses and other current assets	2,591	1,885
Deferred tax asset - current	770	770
TOTAL CURRENT ASSETS	37,713	36,535

Property and Equipment, Net	2,007	2,003
Goodwill, Net	26,065	22,603
Other Intangibles, Net	6,733	6,940
Software, Net	3,435	3,486
Other Assets – long term	465	526
Deferred tax asset – long term	2,162	2,005
TOTAL ASSETS	$78,580	$74,098

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$11,763	$10,299
Other current liabilities	2,071	2,312
Note payable, current	2,568	2,568
Deferred revenues	3,390	1,328
Obligations under capital leases, current portion	45	44
TOTAL CURRENT LIABILITIES	19,837	16,550

LONG TERM LIABILITIES
Obligations under capital leases and other long term liabilities	464	486
Note Payable	9,554	10,197
TOTAL LONG TERM LIABILITIES	10,018	10,683

SHAREHOLDERS’ EQUITY
Preferred stock - no par value; authorized 3,000,000; none issued	-	-
Class A common stock – no par value; authorized 30,000,000; issued 14,917,305 shares at March 31, 2008 and 14,706,101 shares at December 31, 2007	49,229	47,455
Additional paid-in-capital	3,721	3,427
Treasury stock, at cost, 1,184,900 shares on March 31, 2008 and December 31, 2007	(5,053)	(5,053)
Class B common stock – no par value; authorized 5,000,000; none issued	-	-
Accumulated other comprehensive income (loss)	4	(6)
Accumulated earnings	824	1,042
TOTAL SHAREHOLDERS' EQUITY	48,725	46,865
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$78,580	$74,098

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